Exhibit 99.2

Clean Energy First Quarter Earnings Slides May 7, 2012

FORWARD-LOOKING STATEMENTS This presentation contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks, uncertainties and assumptions, such as statements regarding the number and location of stations to be included in the natural gas highway system, the timing for the completion of construction of these stations, the availability and deployment of, as well as the demand for, natural gas truck engines, and the potential for a natural gas highway system. We caution you not to place undue reliance on the forward-looking statements. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of several factors including, but not limited to, changes in the prices of natural gas relative to gasoline and diesel, the Company’s failure to recognize the anticipated benefits of building America’s Natural Gas Highway, the availability and deployment of, as well as the demand for, natural gas engines that are well-suited for the U.S. long-haul, heavy-duty truck market, future availability of equity or debt financing needed to fund the growth of the Company’s business, the Company’s ability to source and supply sufficient LNG to meet the needs of its business, the Company’s ability to efficiently manage its growth and retain and hire key personnel, the acceptance of natural gas vehicles in the Company’s markets, the availability of natural gas vehicles, relaxation or waiver of fuel emission standards, the Company’s ability to compete successfully, the Company’s failure to manage risks and uncertainties related its international operations, construction and permitting delays at station construction projects, the Company’s ability to integrate acquisitions, the availability of tax and related government incentives for natural gas fueling and vehicles, compliance with governmental regulations and the Company’s ability to manage and grow its RNG business. The forward-looking statements made herein speak only as of the date of this press release and the Company undertakes no obligation to update publicly such forward-looking statements to reflect subsequent events or circumstances, except as otherwise required by law. Additionally, the Company's Form 10-Q filed on May 7, 2012 with the SEC (www.sec.gov) contains risk factors that may cause actual results to differ materially from the forward-looking statements contained in this presentation.

Natural Gas Awareness is Growing President Obama pledged support for natural gas fuel for transportation in front of one of our LNG tankers in Las Vegas in January 2012

Every Major OEM Offers Natural Gas Trucks Freightliner Currently offers CWI 8.9 liter and 11.9 liter expected by 2013 Navistar / International Committed to deploy full natural gas truck product line Currently offering 7.6 liter Navistar and CWI 8.9 liter 13 liter model expected mid-2013 Kenworth Currently offers CWI 8.9 liter and 15 liter, 11.9 liter expected by 2013 Peterbilt Currently offers CWI 8.9 liter and 15 liter, 11.9 liter expected by 2013 Volvo Currently offers CWI 8.9 liter, 13 liter expected by 2013

150 LNG Stations Coast-to-Coast & Border-to-Border

Texas Triangle Corridor – Expected Late May 2012 Dallas Expected May 2012 278 200 239 San Antonio Expected May 2012 Houston Open Baytown Open

Los Angeles – Dallas Corridor Expected 3rd Quarter 2012 Fontana Est. Q3 2012 87 247 280 173 277 293 Riverside Open Coachella Est. Q3 2012 Phoenix Open Lordsburg Est. Q3 2012 El Paso Flying J Open Midland Est. Q3 2012 Dallas Est. Q2 2012

Expected ANGH Stations by 4th Quarter 2012

Expected ANGH Stations by 4th Quarter 2012

ANGH Stations Las Vegas, NV Station Seville, OH Station

150 LNG Stations Coast-to-Coast & Border-to-Border

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